Exhibit 99.1

February 27, 2017

Bionik Laboratories Appoints Malcolm G. Bock as Vice President of Engineering

- R&D leader with over 25 years of experience in the medical device industry -

- Successful track record of bringing proprietary medical device products with clinically based value proposition to market -

TORONTO and BOSTON, Feb. 27, 2017 (GLOBE NEWSWIRE) — Bionik Laboratories Corp. (OTCQX:BNKL) (“Bionik” or the “Company”), a global pioneering robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological disorders, announced today that it has appointed Malcolm G. Bock as Vice President of Engineering. Mr. Bock is an established and experienced leader in the development of medical devices.

“We are excited to welcome Malcolm to our company as VP of Engineering. His engineering expertise and successful track record of bringing products from concept to market will be of great value in advancing on our growth strategy,” stated Peter Bloch, Chief Executive Officer and Chairman of the Board. “This appointment is a notable step forward for the Company as we continue to execute on our immediate priorities of increasing revenue and bringing new products to market.”

Mr. Bock joins the Bionik team having most recently served as the Vice President of Engineering at Respiratory Motion, where he was responsible for creating a product pipeline and technology roadmap, and bringing the company’s first product from concept to launch in 10-months’ time. Prior to that, Mr. Bock served as the Senior Director of Global R&D for Covidien Ltd., a spin-off of Tyco International, where he was responsible for R&D and launching 15 new products, including both durable electro-mechanical systems and single-use devices, over a 10-year period. In 2011, he was awarded Covidien Inventor of the Year. Over the course of his career, Mr. Bock has launched over 38 new products and was awarded Best Divisional Vitality Index, and Best New Product for his work at Covidien. He has also been awarded 30 patents, with an additional 28 patents pending.

Mr. Bock commented, “I am thrilled to join the Bionik team at such an exciting time for the Company. Bionik has laid the foundation to build a proprietary product portfolio to provide solutions for people suffering from neurological impairment. I look forward to using my knowledge and experience to work with the team to further advance the product pipeline and unlock significant potential for developing, what I believe to be, transformational rehabilitation and mobility solutions.”

Mr. Bock received his B.S. in Mechanical Engineering from Cornell University.

About Bionik Laboratories

Bionik Laboratories (OTCQX:BNKL), is a global, pioneering robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological disorders. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility impaired patients, including three products on the market and four products in varying stages of development. The InMotion Systems - the InMotion ARM™, InMotion Wrist™, InMotion Hand™ and InMotion AnkleBot™, are designed to provide intelligent, patient-adaptive therapy in a manner that has been clinically verified to maximize neuro-recovery. Bionik is also developing a lower-body exoskeleton, ARKE™, designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking. ARKE is expected to be designed to continually adapt to a patient’s ability and provide real time feedback to the physiotherapist.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons and other robotic rehabilitation products, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.

Bionik Laboratories Corp. Investor and Media Contact: Jenene Thomas

Jenene Thomas Communications, LLC (908) 996-0239

jenene@jenenethomascommunications.com

Source: Bionik Laboratories Corp.